QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

                                    , 2003

Dear                                    :

        Previously, you were granted non-qualified options to purchase            shares of common stock of Fossil, Inc. The options were granted to you for your services to Fossil, Inc. In connection with these grants, the option agreement(s) between you and Fossil, Inc. may have indicated that the options were granted under Fossil, Inc.'s 1993 Long-Term Incentive Plan and were "incentive stock options" for purposes of United States tax law. However, the provisions of the Long-Term Incentive Plan prevent you from receiving option awards under that plan and the United States federal tax rules and regulations prevent you from receiving incentive stock options as part of these grants.

        Instead, the option awards should have been characterized as being granted to you under an individual stock option plan that, to the extent possible, has terms and conditions that are the same as the 1993 Long-Term Incentive Plan. One provision of your plan (and the 1993 Long-Term Incentive Plan) provides that it is Fossil, Inc.'s intention to grant incentive stock option where possible, but that Fossil, Inc. can make no guarantee that such treatment will be available.

        So that Fossil, Inc. may maintain accurate records regarding its stock option grants, we ask that you acknowledge your consent to amend your option agreement(s) with Fossil, Inc. to indicate that your options are considered non-qualified options for purposes of United States tax law and were issued pursuant to individual stock option plans between you and Fossil, Inc. In this regard, all references in your award agreements to the 1993 Long-Term Incentive Plan instead refer to your individual stock option plan with Fossil, Inc., containing the same terms and conditions as the 1993 Long-Term Incentive Plan.

        Please note that other than the two amendments stated above, this amendment does not change the terms and conditions of your options, such as vesting, exercise price or expiration date.

        To evidence your acknowledgment of the above amendments to the option agreement(s) between you and Fossil, Inc., please sign below and fax this letter to (214)                   , attention                        . Please contact                  at                  if you have any questions.

        Thank you for your service to Fossil, Inc. and attention to this matter.

                      Kind regards,

                      [NAME]
                      [OFFICE]

AGREED AND ACCEPTED this            day of                                    , 2003:

By:

Name:

QuickLinks

  Exhibit 10.2